Exhibit 5

April 20, 2009

Owens Mortgage Investment Fund,
a California Limited Partnership
2221 Olympic Boulevard
Walnut Creek, CA 94595

Re:           Post-Effective Amendment No. 1 to the Registration Statement on Form S-11

Ladies and Gentlemen:

Commencing with the preparation and filing of Post-Effective Amendment No. 1 to the Registration Statement (defined below), we are acting as your counsel in the registration of 100,000,000 Units of Limited Partnership Interests (the “Units”) of Owens Mortgage Investment Fund, a California Limited Partnership (the “Partnership”), a California limited partnership, of which Owens Financial Group, Inc., a California corporation, is the General Partner (the “General Partner”).  Such Units are to be sold for $1.00 cash each, and have been registered pursuant to the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-11 filed with the Securities and Exchange Commission (the “SEC”) (Registration No. 333-150428) (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus that is a part thereof (the “Prospectus”), other than as expressly stated herein.

We are familiar with the documents and materials relating to the Partnership relevant to this opinion.  In rendering our opinion, we have reviewed the Registration Statement (including the Prospectus); the Partnership’s Sixth Amended and Restated Limited Partnership Agreement that is Exhibit A to the Prospectus (the “Partnership Agreement”); and the Partnership’s Certificate of Limited Partnership and all Amendments to Certificate of Limited Partnership filed to date with the California Secretary of State.  With your consent, we have relied upon certificates and other assurances of officers of the General Partner as to factual matters without having independently verified such factual matters.  We have assumed that the Partnership has been and will continue to be operated in accordance with the provisions of the Partnership Agreement.  We have also assumed that each of the Limited Partners purchasing Units under the Registration Statement and the General Partner will execute the Subscription Agreement and Power of Attorney, included as Exhibit B to the Prospectus that is a part of the Registration Statement.  We are opining herein as to the California Corporations Code, and we express no opinion with respect to any other laws.

Based on the foregoing review and subject to the foregoing assumptions, it is our opinion that:

(a)	The Partnership is duly organized and validly existing and in good standing under the laws of the State of California; and

(b)	Upon a subscriber’s payment of the required capital contribution for Units, the Units purchased by such subscriber will be validly authorized, legally issued, fully paid and nonassessable.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Partnership’s filings with the SEC in connection with the offering of the Units. We also consent to the reference to our firm name in the Prospectus under the heading “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

               /s/ Morgan Miller Blair
MORGAN MILLER BLAIR,
A LAW CORPORATION

MMB:10385-001:990739.2